Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-124088 on Form S-8 of our report dated March 29, 2010 with respect to the consolidated financial statements of Park Bancorp, Inc., which report appears in this Annual Report on Form 10-K of Park Bancorp, Inc. for the year ended December 31, 2009.

Crowe Horwath LLP

Oak Brook, Illinois
March 29, 2010